Exhibit 99.1

AMERICAN ARBITRATION ASSOCIATION

Commercial Arbitration

Under AAA Commercial Rules and Mediation Procedures Amended and effective October 1, 2013

In the Matter of the Arbitration between: AAA Case No.: 01-17-007-6821

Health Discovery Corporation

Claimant

Represented by Kirk Watkins, Esq. of Davis, Zipperman, Kirschenbaum & Lotito

v.

NeoGenomics Laboratories, Inc.

Respondent

Represented by William Simonitsch, Esq. and Stephen McGuinness, Esq. both of K & L Gates, LLP

FINAL AWARD

I.  Introduction

WE, THE UNDERSIGNED ARBITRATORS (hereinafter “Arbitrators,” “Panel” or “Arbitration Panel”), having been designated in accordance with the arbitration agreement entered into by the above-named parties dated January 6, 2012, as well as a stipulation in Civil Action No. 3:17-cv-00752-TJC-MCR in the United States District Court for the Middle District of Florida, Jacksonville Division, on December 15, 2017, and having heard the proofs and allegations of the Parties, do hereby AWARD as follows:

II. Procedural Background

On or about December 22, 2017, Claimant Health Discovery Corporation (“HDC” or “Claimant”) filed a Demand for Arbitration against Respondent NeoGenomics Laboratories, Inc.

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(“NEO” or “Respondent”) before the American Arbitration Association (“AAA”), alleging various breaches of a Master License Agreement dated January 6, 2012 (the “MLA” or “Agreement”), and seeking damages as well as equitable relief.

On January 25, 2018, NEO filed its Answer denying the material aspects of HDC’s claims and asserting various defenses. NEO subsequently, on February 13, 2018, filed a Counterclaim against HDC seeking equitable relief, and HDC filed its Answer to the Counterclaim on February 22, 2018.

The pleadings did not stop there. NEO filed a Supplemental Answer to HDC’s Demand on March 22, 2018. HDC, on September 4, 2018 filed an Amended Demand for Arbitration, to which NEO filed an Answer on September 17, 2018. NEO then filed an Amended Counterclaim on October 8, 2018, seeking equitable relief, as well as damages. Finally, HDC filed its Answer to the Amended Counterclaim on October 15, 2018.

Hearings were conducted on December 3 through December 7, 2018 and December 10 and 11, 2018, in Washington D.C., chronicled in testimony from 9 witnesses (7 witnesses appearing live and 2 witnesses appearing via videotape deposition) and approximately 300 exhibits. Following the hearings, the Arbitration Panel received lengthy post-hearing briefs (nearly 500 pages) and other submissions. Having carefully reviewed these submissions, and the hearing transcript, exhibits and relevant authorities, the Arbitration Panel issues the following Final Award.

III. Structure of Final Award

This Final Award first summarizes the key provisions of the MLA that are at the heart of this dispute (Section IV). From there, the Panel addresses the same issues in the same order, using the same Roman Numeral designations, that the Parties have mutually agreed to and

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adopted in their post-hearing submissions (Sections V – XX below). Finally, the Final Award summarizes the decision reached by the Panel (Section XXI below).

IV. The Master License Agreement: Key Provisions

First and foremost, this is a dispute over a contract – the MLA. While there may be underlying patent issues that the Panel must address, the beginning and end of its analysis is the contract between the Parties. The Arbitration Panel, therefore, identifies below the key provisions in the MLA governing this dispute.

Licensed Use. NEO’s milestone and royalty payment obligations are based on whether NEO’s products encompass a “Licensed Use.” That term is defined in Section 1.15 of the MLA as:

a product, process or services, for use in the Field, which if made, used performed, offered for sale, sold, or imported in the Licensed Territory, would infringe a Valid Patent Claim but for the license granted by this Agreement. . . . Licensed Use shall mean either an individual Licensed Use or “Combination Use.”

Valid Patent Claim. The definition of “Valid Patent Claim” in Section 1.21 of the MLA is also important in determining whether a use gives rises to milestone payments or royalties. A Valid Patent Claim is defined as:

either (a) a claim of an issued and unexpired patent included within the Licensed Patents, which has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise or (b) a claim of a pending patent application included within the Licensed Patents, which claim was filed in good faith and has not been abandoned or finally disallowed without the possibility of appeal or refiling of such application.

Combination Use. A key issue in this arbitration is whether NEO sold products constituting a Licensed Use in combination with other products. Hence, the definition of

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Combination Use is critical. The Parties defined the term in Section 1.3 as “a Licensed Use . . . that is sold together in combination with one (1) or more products, processes or services which are not Licensed Uses.”

License Grant. Section 2.1 of the MLA sets forth the grant of licenses to NEO, specifically “the licenses under the Licensed Technology to exclusively use, develop, make, have made, sell, offer to sell, modify, import and otherwise commercially exploit the Licensed Uses and the Licensed Products . . .” Additionally, under Section 2.2 NEO was allowed to grant sublicenses “under any of the licenses granted herein, to import, develop, make, have made, use, modify, offer for sale, and/or sell Licensed Products.”

Best Efforts. Another key issue in this arbitration is whether NEO used its best efforts to develop and commercialize the Licensed Products. The relevant provision in the MLA is Section 2.3, which states in part:

It is the intention of the Parties to commercialize those Licensed Products described in Sections 1.12.1 – 1.12.5 (the “Initial Licensed Products”) within the Development Term. LICENSEE shall use their best efforts to develop the Initial Licensed Products and have a First Commercial Use of products related to Licenses B, C and D and enter into a sublicense agreement for products related to Licenses E and F within the Development Term; provided, however, the Development Term of any of the Initial Licensed Products may be automatically renewed for up to two (2) successive terms of one year each (each a “Renewal Term”) . . .

Development Term. The Development Term is defined in Section 1.4 of the MLA as the one year period after the Effective Date of January 6, 2012. Accordingly, the best efforts standard only applied during the Development Term and the Renewal Terms (as defined in Section 2.3), i.e., the period from January 6, 2012 through January 6, 2015. Thereafter, NEO’s obligations under the Agreement were governed by the covenant of good faith and fair dealing implied in every contract.

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First Commercial Use. The term First Commercial Use is relevant with respect to the best efforts provision (Section 2.3), as well as the provision regarding loss of exclusivity (Section 2.5). As defined in Section 1.7 of the MLA, First Commercial Use is “with respect to any Licensed Use, the first sale for use or consumption by medical or health care personnel or organizations of such Licensed Use.”

Loss of Exclusivity. One issue that the Panel must address is whether NEO has lost its exclusive license grant under Section 2.1 (and, additionally and more broadly, whether the MLA and NEO’s rights thereunder are terminated). The loss of exclusivity is addressed in Section 2.5 of the MLA, which states that, to maintain its exclusivity, NEO must generate Five Million Dollars of aggregate Net Revenue (as defined in Section 1.16) by January 12, 2017.

Alternatively, NEO can “retain exclusive rights to such Licensed Products that have already had a First Commercial Use. . .”

Reports by NEO. Another issue in this Arbitration is whether NEO fulfilled its reporting obligations set forth in Section 3.7 of the MLA. That provision states in relevant part:

During the term of this Agreement following the First Commercial Use of a Licensed Use, LICENSEE shall furnish to LICENSOR a quarterly written report showing in reasonably specific detail, (a) the gross sales of each Licensed Use sold by LICENSEE and its Affiliates during the reporting period and the calculation of Net Revenue from such gross sales; [and] (b) the royalties payable . . . which shall have accrued . . .

Notably, the reporting obligation applies only after the First Commercial Use of a Licensed Use.

Improvements to Licensed Technology. A number of provisions in the MLA are relevant to the question of improvements to the Licensed Technology and ownership of such improvements. First, Subsection 6.3.1 requires NEO to disclose to HDC “any and all improvements made by or on behalf of LICENSEE directly related to the Licensed Technology that are conceived or reduced to practice by or on behalf of” NEO. The disclosure of such

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“Licensee Improvements” need not be in writing. Second, Subsection 6.3.5 of the MLA states that NEO owns all Licensee Improvements, as well as jointly developed improvements. Third, under Subsection 6.3.4, all Licensor Improvements are owned by HDC and, pursuant to Subsection 6.3.6, automatically subject to the license grant to NEO under Section 2.1.

Confidentiality. The issue of confidentiality is also relevant to this proceeding. Section 7.1 of the MLA generally requires each party, for a period of ten (10) years following expiration or earlier termination of the Agreement, to “maintain in confidence all information .. . . disclosed by the other Party and identified as, or acknowledged to be, confidential . . .”

Termination of MLA. A key question raised by the Parties is whether and to what extent HDC can terminate the MLA under the facts of this case. The language in Section 8.3, although somewhat cumbersome and difficult to reconcile, governs this question:

Termination by LICENSOR. Effective immediately upon LICENSOR giving LICENSEE written notice of termination, LICENSOR shall have the right to terminate this Agreement, or the licenses granted hereunder . . . if LICENSEE fails to cure a material default within sixty (60) calendar days from receipt of written notice to LICENSEE by LICENSOR. Notwithstanding the foregoing, if the subject matter of the material default described in such written notice from LICENSOR is the subject of a mediation or arbitration as described in Article 12 at the end of such sixty (60) day notice period, then LICENSOR agrees that it will not terminate this Agreement for such material default until such time as the mediation or arbitration has been concluded and only if an agreement to resolve such material default has not been reached as a result of such mediation or arbitration.

Limitation of Damages and Liability. Also relevant in this dispute is the mutual damages and liability limitations provision in Section 10.2 of the MLA, which states in capital bold face type:

EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, SPECIAL, EXTRAORDINARY, OR CONSEQUENTIAL DAMAGES, OR DAMAGES FOR LOSS OF PROFITS, REVENUE, DATA OR USE, INCURRED BY

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EITHER PARTY OR ANY THIRD PARTY, WHETHER IN AN ACTION IN CONTRACT OR TORT . . .

Mandatory Arbitration. Finally, the provision in the MLA that gives this Arbitration Panel the authority to decide this dispute is set forth in Section 12.2, which states:

If the Parties have not succeeded in mediating a resolution of the dispute . . . , the Parties agree to resolve the dispute through binding arbitration. The arbitration shall be conducted by a board of three (3) arbitrators . . . in accordance with generally accepted arbitration procedures, but need not be limited to administration by or the rules of a specific organization such as the American Arbitration Association . . . Each Party shall bear its own expenses, but those related to the compensation and expenses of the arbitrators and the arbitration shall be shared equally by the Parties.

The Parties ultimately agreed to arbitration pursuant to the rules of the AAA.

We will now proceed to decide the issues and disputes as outlined by the Parties in their respective post-hearing briefs. For ease of reference, the outline below (as well as the Roman Numeral designations) follows the order and numbering that the Parties have mutually agreed to and adopted in their post-hearing opening briefs.

V.  Is NEO Liable to HDC for Milestone and Royalty Payments Based on Net Revenue that NEO Received from Use of SmartFlow?

HDC has withdrawn its assertions that SVM FlowAnalyst infringes either Claim 1 or Claim 3 of U.S. Patent 7,383,237.1 As such, the Panel solely addresses the issue of whether

1 35 U.S.C. § 271 (Infringement of Patent) reads in relevant part:

(a)	Except as otherwise provided in this title [35 USCS Sects. 1 et seq.], whoever without authority, makes, uses or sells any patented invention, within the United States during the term of the patent therefore, infringes the patent;

(b)	Whoever actively induces infringement of a patent shall be liable as an infringer;

(c)	Except as otherwise provided in this title [35 USCS Sects. 1 et seq.], whoever without authority, makes, uses or sells any patented invention, within the United States during the term of the patent therefore, infringes the patent; and,

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SVM FlowAnalyst infringes a Valid Patent Claim of U.S. Patent 8,682,810 (“the ‘810 Patent”). HDC contends that SVM FlowAnalyst infringes Claims 1, 11 and 20. Claims 1 and 20 are method claims and Claim 11 is a product claim. Also relevant to this question is that NEO notified HDC of its First Commercial Use of the SVM FlowAnalyst on January 4, 2017. Tr. 185, 4-17; Jones Depo. Trans., p. 111. Dr. Zhang testified that the software used by NEO had the functionality to perform training by applying a kernel to inputted data even though he performed the training on a separate computer, and importing the training results for use by the software in processing cytometry data. Tr. 822-824, 825-826; 835-840. At the time the kernel was developed, Dr. Zhang was employed by HDC. However, later Dr. Zhang became a consultant to NEO and assisted NEO in developing software and a product using the kernel for analysis and classification of flow cytometry data.

Determining infringement of a valid patent claim begins with interpreting the claim terms. In construing claims, courts give claims their ordinary and customary meaning, which is “the meaning that the term would have to a person of ordinary skill in the art in question at the time of the invention.” Phillips v. AWH Corp., 415 F.3d 1303, 1312–13 (Fed. Cir. 2005) (en banc). The Panel, after careful consideration of the claims, the specification and the prosecution history, has applied the claim terms consistent with their plain and ordinary meaning to one of ordinary skill in the art. Once interpreted, the question before the Panel then becomes whether

(d)	Whoever actively induces infringement of a patent shall be liable as an infringer.
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the claim is literally infringed.2 While HDC references the judicial doctrine of equivalents,3 the Panel finds that HDC has failed to provide sufficient reasons and evidence as to why the doctrine of equivalents should apply. Thus, this Final Award addresses the question of whether SVM FlowAnalyst, including use thereof, literally and directly infringes any of the asserted claims.Indirect infringement, which includes both contributory infringement and inducement to infringe, is not at issue since HDC has not sufficiently pled, nor is there sufficient evidence to support, a claim under either contributory infringement or inducement to infringe.

Claims 1 and 20 are both directed to method claims. Dr. Zhang testified that use of SVM SmartFlow included each of the steps recited in the aforementioned claims. Tr. 814, line 18- 834, line 7. NEO, however, argues that SVM training was not performed in SmartFlow. Dr. Zhang testified that he performed the training steps to apply the kernel for training on one computer and that the training results were later loaded on a separate computer(s) for analysis. Tr. 837, line 8- 840, line 14. After carefully considering the claims in light of the specification and prosecution history, the Panel finds that the ‘810 Patent does not preclude the use of more than one physical computer to perform the steps of the claimed methods. Notably, both claims recite the environment for performing the method steps as a “computer system.” While the specification discloses a single workstation, the term “computer system” is not limited to the exemplary embodiment described in the specification. As a consultant for NEO, Dr. Zhang

2 “To establish literal infringement, every limitation set forth in a claim must be found in an accused product, exactly.” Southwall Techs., Inc. v. Cardinal IG Co., 54 F.3d 1570, 1575 (Fed. Cir. 1995).

3 Under the doctrine of equivalents, a product or process that does not literally infringe a patent claim may nevertheless be held to infringe “if it performs substantially the same function in substantially the same way to obtain the same result.” Graver Tank & Mfg. Co. v. Linde Air Prods. Co., 339 U.S. 605, 608 (1950) (quoting Sanitary Refrigerator Co. v. Winters, 280 U.S. 30, 42 (1929)).

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performed the training steps for applying the kernel to historical data on one computer that was uploaded on a different computer for prediction and analysis. As such, the Panel finds that NEO’s use of SVM SmartFlow literally infringes both method claims.

Claim 11 is a product claim generally directed to a computer program product embodied on a non-transitory computer medium having elements similar to the method steps of Claim 1. HDC’s claim chart asserts that each and every element of this claim reads on the SVM FlowAnalyst system. There is a disagreement as to whether this system had the functionality to perform training. However, Dr. Zhang testified at the hearing that SVM FlowAnalyst did have the functionality described in the ‘810 Patent and, based in part on that testimony, HDC asserts that the computer product SVM FlowAnalyst meets every element of Claim 11. Similar to the Panel’s analysis regarding the aforementioned method claims, the term “computer product” as used in Claim 11 is not limited to the exemplary embodiment disclosed in the ‘810 Patent of a single program running on a single workstation. Whether done on a single workstation or on a separate workstation, SVM FlowAnalyst utilized training as a precursor to analysis. While Dr. Zhang testified that the SVM FlowAnalyst had the “capability” to perform training on a single workstation, the Panel need not address this issue. SVM FlowAnalyst is a computer software product which applies a kernel to historical data for training that establishes and refines reference data that is used in analysis of flow cytometry data. As such, the Panel finds that HDC has met its burden of showing that the SVMFlowAnalyst literally infringes Claim 11 of the ‘810 Patent.

VI.  Is NEO Liable to HDC for Milestone and Royalty Payments Based on Net Revenue that NEO Received from Use of NeoLab Prostate?

To receive milestone and royalty payments for NEO’s use of NeoLab Prostate, the burden of proof is on HDC to establish that the test infringes at least one Valid Patent Claim contained in a Licensed Patent. MLA Section 1.15; 35 U.S.C. § 271. HDC initially alleged that

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NeoLab Prostate infringed Claims 1 and 8 of U.S. Patent 9,952,221 (the ‘221 patent), issued April 24, 2018 (Ex. 1, Attachment O), and Claims 1 and 10 of U.S. Application 15/952,186, (the ‘186 application) filed April 12, 2018 (Ex. 71). However, HDC withdrew its complaint with respect to the ‘221 patent and Claim 10 of the ‘186 application. HDC Post-Hearing Brief at 43 and Reply Brief at 39, respectively. Accordingly, the Panel limits its consideration of this issue to whether NeoLab Prostate infringes Claim 1 of the ‘186 application. 4

Claim 1 of the ‘186 application is directed to a “method of treating a subject suspected of having prostate cancer.” Exhibit 71 at 2. HDC acknowledges that NeoLab Prostate does not satisfy the final element of “administering an effective anti-cancer treatment to the subject” as recited in the claim. HDC Post-Hearing Brief at 44; Ex. 71 (Amendment filed on October 1, 2018.) Nevertheless, HDC argues that NEO induces infringement because the physicians receiving the results of the prostate test “will certainly” administer an effective anti-cancer treatment to their patients. HDC Post-Hearing Brief at 44. HDC further argues that the amendment to Claim 1, filed on October 1, 2018, was made in good faith. Id.

NEO contends, inter alia, that (i) methods of treatment are outside the Field of Use described in the MLA Section 1.6; and (ii) the purpose of NeoLab Prostate is to inform physicians as to whether there is a probability that a patient has a “high grade” cancer so that the physician can then determine whether a biopsy is necessary. NEO Post-Hearing Brief at 44. NEO further contends that NeoLab Prostrate does not direct medical professionals to order a follow-up biopsy or to administer an anti-cancer treatment. Id. In addition, NEO points out that HDC failed to provide any evidence “that a medical professional ever treated a cancer patient

4 HDC does not allege infringement under the doctrine of equivalents. Therefore, the only issue presented is whether NeoLab Prostate infringes directly or indirectly Claim 1 of the ‘186 application.

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based on the results of the NeoLab Prostate Test.” Id. at 44-45. Finally, NEO argues that the October 1, 2018 amendment to Claim 1 was not made in good faith and that prior to filing the amendment, NEO could not have infringed the application. Id. at 46.

In response, HDC argues that Dr. Albitar’s deposition testimony provides evidence of a patient receiving anti-cancer treatment after testing positive for aggressive prostate cancer. HDC Reply Brief at 35-38. HDC points to Dr. Albitar’s testimony regarding an undisclosed friend of an undisclosed board member who was told that he had cancer based on the results of the NeoLab Prostate Test. HDC Reply Brief at 35-36, relying on MA 111:4-5 [Tr.1201]. According to Dr. Albitar, the individual then had a prostatectomy and it was discovered that he had cancer. Id. at 36. HDC further argues that because NeoLab Prostate predicts the presence of aggressive prostate cancer at a greater than 90% accuracy rate, a medical professional would “naturally confirm that condition and administer an effective anti-cancer treatment.” Id. at 37.

The Panel has carefully considered both Parties’ arguments and finds that HDC has not met its burden of proving direct infringement. Liability for indirect infringement cannot arise without direct infringement. Limelight Networks, Inc. v. Akamai Technologies, Inc., 134 S.Ct. 2111, 2115 (2014)

Claim 1 requires the administration of an effective anti-cancer treatment. In this regard, we find HDC’s reliance on Dr. Albitar’s testimony to be misplaced. First, Dr. Albitar’s testimony is based entirely on hearsay, twice removed.5 Dr. Albitar has no first-hand knowledge of any individual having received effective anti-cancer treatment. Second, both HDC and Dr. Albitar acknowledge that NeoLab Prostate is a screening test to determine whether a biopsy is needed. HDC Post-Hearing Brief at 37. That is, HDC concedes that even if the test indicates

5 Dr. Albitar testified as to what he was told by a board member who was told by a friend.

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that a patient has an aggressive prostate cancer (90+% accuracy rate), it is still necessary to perform a biopsy to confirm the results. Id. And, Dr. Albitar testified that “It’s [NeoLab Prostate] really [a] screening test before you do the biopsy.” MA 234:11-19 [Tr. 1324]. Thus, the Panel agrees with NEO that NeoLab Prostate is a pre-biopsy screening test and does not direct the administration of a therapeutic anti-cancer treatment.

The Panel recognizes that NEO may also be liable if it performed some of the steps in a Valid Patent Claim and induced another party to perform the remaining step(s). Akamai Technologies, Inc. v. Limelight Networks, Inc, 797 F.3d 1020, 1022 (Fed. Cir. 2015). However, even assuming, arguendo, that (i) a friend of a board member had a prostatectomy that met the requirement of administering an effective anti-cancer treatment; and/or (ii) HDC is correct that “a physician who now has 90% confirmation that his patient has aggressive prostate cancer will naturally confirm that condition and administer an effective anti-cancer treatment,” the Arbitration Panel does not find that HDC has met its burden of proof with respect to induced infringement. Here, HDC has not provided any evidence that the surgeon performing the referenced prostatectomy or a physician who received the results of a NeoLab Prostate test and administered a therapeutic anti-cancer treatment acted under NEO’s direction and control or was part of a joint enterprise with NEO. Travel Sentry, Inc. v. Tropp, 877 F.3d 1370, 1376 (Fed. Cir. 2017), citing Akamai Technologies, Inc. v. Limelight Networks, Inc., supra. HDC did not provide any evidence of an arrangement, contractual or otherwise, between NEO and any individual(s) who administered a therapeutic anti-cancer treatment to a subject after receiving the results of the NeoLab Prostate test.

Accordingly, the Panel concludes that NeoLab Prostate does not infringe, directly or indirectly, Claim 1 of the ‘186 patent.

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In view of the disposition of this issue, the Panel need not address the Parties’ additional arguments.

VII.  Is NEO Liable to HDC for Violating the “Best Efforts” Provision of Section 2.3 of the MLA and Acting in Bad Faith?

The best efforts language in Section 2.3 of the MLA applies to the Development Term plus two Renewal Terms, i.e., the period from January 6, 2012 through January 6, 2015. Thereafter, NEO is bound by the covenant of good faith and fair dealing implied in every contract, a lesser standard than that of best efforts.

NEO argues that the best efforts language was “aspirational.” The Panel rejects this argument. Nothing in the Agreement states, much less implies, that the best efforts standard was aspirational. Indeed, the MLA makes clear that best efforts means exactly that – NEO was to use best efforts in developing and having “a First Commercial Use of products related to Licenses B, C and D and enter into a sublicense agreement for products related to Licenses E and F.” MLA Section 2.3.

HDC has conceded in its initial Post-Hearing Brief at 48 that its “complaint against NEO’s failure to use its Best Efforts or even good faith efforts as required by the MLA relates,” not to the development, but “to the commercialization of the products, services or processes.” Our analysis will therefore be limited to the question of commercialization. The products in question are SVM-FISH, SVM-CYTO, SmartFlow and NeoLab Prostate.

SVM-FISH. HDC argues that NEO failed to use best efforts in commercialize SVM-FISH, contending that the product was completed within the Development Term and Renewal Terms. There is no question that NEO failed to commercialize SVM-FISH. The question, however, is whether it was under a contractual

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obligation to do so and whether not doing so was a breach of its best efforts and covenant of good faith and fair dealing obligations.

As to the question of whether NEO was contractually obligated to expend best efforts, the clear language of Section 2.3 states that NEO was to use best efforts “to develop the Initial Licensed Products and have a First Commercial Use of the products” listed in the Agreement. SVM-FISH, however, is not one of the Initial Licensed Products. Accordingly, NEO was not contractually obligated to use best efforts to commercialize SVM-FISH.

But even if there were such a contractual obligation, NEO presented evidence that it was unwilling to continue further development and commercialization of SVM- FISH because NEO was concerned about the product’s accuracy, that it made a business decision to divert corporate resources to the development of more lucrative Licensed Products, and that it had concerns over FDA approval. These reasons provide ample basis to conclude that NEO did not fail to meet its best efforts and covenant of good faith and fair dealing obligations with respect to SVM-FISH.

SVM-CYTO. The Panel has concluded that HDC has met its burden of proof that NEO failed to use best efforts to commercialize SVM-CYTO. The evidence demonstrated that NEO committed nominal resources to SVM-CYTO. More importantly, because NEO’s technologists collectively expressed discomfort with the new technology, NEO was more concerned about not “rocking the boat” – given the difficulty in hiring and retaining technologists – than in attempting to commercialize SVM-CYTO. Indeed, the Panel believes that the technologists

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may well have been motivated by a fear that SVM-CYTO, when fully developed and ready for commercialization, would potentially displace a substantial number of them. While initially inspired by the expectation of greater efficiency and profitability, NEO ultimately abandoned its development and commercialization efforts in favor of preserving the status quo.

SmartFlow. The evidence shows that SmartFlow was commercialized in late 2016 and sublicensed for internal use. In early 2017, after receiving HDC’s initial notice terminating the MLA, NEO pulled SmartFlow from the market. NEO argues convincingly that the decision to cease sublicensing SmartFlow was motivated by the uncertainty created by the termination notice and its desire to mitigate damages should HDC prevail in its dispute with NEO. Indeed, given the Panel’s finding that SmartFlow infringed a Valid Patent Claim, continuing to market SmartFlow would have subjected NEO to additional liability to the tune of 50% of sublicensing fees (upon meeting the Milestone thresholds). The Arbitration Panel agrees that NEO’s actions were justified and, since the best efforts obligations under the MLA ceased as of January 6, 2015, such actions do not violate the covenant of good faith and fair dealing.

NeoLab Prostate. Revenue associated with NeoLab Prostate is negligible. Even so, HDC argues in its Post-Hearing Brief at 55 that NEO “lost interest [in NeoLab Prostate] in late 2015 or early 2016 . . . [and] stopped funding clinical trials and other efforts to commercialize . . .” Since the best efforts requirement only ran through January 6, 2015, HDC cannot complain that NEO failed to meet this obligation, because none existed at the time NEO stopped funding and

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commercializing NeoLab Prostate. Nor do the Arbitrators believe that HDC carried its burden of proof that NEO failed to abide by the covenant of good faith and fair dealing after January 6, 2015. The only evidence is Dr. Albitar’s opinion that NEO’s marketing and sales approach was short of his expectations. While the Panel believes Dr. Albitar was sincere in his belief, this is hardly a basis for holding that NEO is liable for breaching the covenant of good faith and fair dealing.

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VIII.  Is NEO Liable for Milestone and Royalty Payments Based on Revenue Received from Accession Number-Based “Combination Use”?

HDC contends that NEO owes Milestone/Royalty payments for Combination Uses of SmartFlow, SVM-FISH and SVM-CYTO. See, MLA Section 1.3. HDC further contends that revenue generated under NEO’s accession numbers; i.e., the numbers NEO assigns to a specific specimen received from a specific patient, can be used to calculate these payments. NEO, however, argues that accession numbers are merely a means of tracking a particular specimen and that these numbers are not indicative of whether a particular test is tied to a Licensed Use. Regardless of whether HDC’s use of accession numbers is the appropriate means for calculating payments owed for Combination Uses, the Panel finds that HDC’s arguments are based on a faulty premise and, therefore, unconvincing.

The alleged Combination Uses of SmartFlow, SVM-FISH and SVM-CYTO described by HDC are all based on the use of substitute products or services in combination with non-licensed uses having the same accession number. For example, with SmartFlow, HDC contends that it is entitled to Milestone/Royalty payments for the Combination Use of FCS Express with other products or services having the same accession number. However, as set forth in Section IX below, the Panel has concluded that the MLA does not provide for the payment of revenues based on Substitute Uses. Therefore, it reasonably follows, that the Panel does not find that HDC is entitled to payments for Combination Uses comprising FCS Express and “one (1) or more products or services which are not Licensed Uses.”6

6 HDC does not provide any evidence of a Combination Use wherein SmartFlow itself has been combined with other non-licensed uses having the same accession number.

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HDC applies the same logic to SVM-FISH and SVM-CYTO. That is, HDC argues that it is entitled to payment based on the use of substitute products or services in combination with non-licensed uses having the same accession number. The Panel rejects these arguments on the same grounds.

HDC does not request Milestone/Royalty payments for Combination Uses of the NeoLab Prostate Test. HDC Post Hearing Brief at 91. Nevertheless, the Panel directs attention to its finding that the prostate test does not infringe claim 1 of the ‘186 application.

IX.  . If NEO is Liable for Violating the “Best Efforts” Provision of Section 2.3 of the MLA and Acting in Bad Faith, is HDC Entitled to Milestone and Royalty Payments Based on Substitute Uses?

SVM-FISH, SmartFlow and NeoLab Prostate. As set forth in Section VII of this Final Award, the Panel has determined that NEO has not violated its best efforts obligation under Section 2.3 with respect to SVM-FISH, SmartFlow and NeoLab Prostate, nor has it breached the covenant of good faith and fair dealing implied in every contract. Accordingly, HDC is not entitled to damages in connection with a breach of best efforts related to SVM-FISH, SmartFlow and NeoLab Prostate.

SVM-CYTO. The Panel has concluded that NEO breached its best efforts obligation with respect to SVM-CYTO. HDC’s damages claim, however, relies primarily on a theory of combination use based on substitute use. Milestone or Royalty payments are pegged to Net Revenue from Licensed Use, and, by definition, substitute use is not a Licensed Use. Additionally, allowing recovery for substitute use amounts to nothing more than a recovery of consequential damages and/or lost profits, which is precluded by the damage limitation in Section 10.2.

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The Panel, however, is mindful that, notwithstanding the limitation on the recovery of consequential damages and lost profits (i.e., “non-direct” damages) in Section 10.2 of the MLA, HDC did suffer damages because of NEO’s failure to meet its best efforts obligations. To treat all damages arising from a breach of the best efforts mandate as consequential damages and/or lost profits (and therefor unrecoverable under Section 10.2) would essentially eviscerate Section 2.3 from the Agreement. Rather, the Panel believes that HDC suffered direct damages because of NEO’s breach of its best efforts obligation based on a diminution in HDC’s assets to which it had granted NEO an exclusive license. The Panel will quantify such direct damages in Section XIII below.

X. Is NEO Liable for Failure to Meet its Reporting Obligations?

HDC contends that NEO failed (i) to satisfy its reporting obligations pursuant to MLA Section 3.7; and (ii) disclose improvements, as required under Subsection 6.3.1. HDC argues that it is inconsistent for NEO, on the one hand, to allege that the MLA is still in effect and, on the other hand, to argue that HDC’s January 2017 termination of the MLA absolves NEO of any reporting obligations.

MLA Section 3.7 requires that NEO provide written quarterly reports “following the First Commercial Use of a Licensed Use.” NEO gave notice of its First Commercial Use of a Flow Cytometry Interpretation System on January 4, 2017. Ex. 171. Thus it appears that, pursuant to the MLA, the first quarterly report would have been due ninety (90) days thereafter, or on approximately March 5, 2017. However, as pointed out by NEO, on January 23, 2017, HDC notified NEO that its termination letter of October 3, 2016 was effective immediately. Ex. 220. Under these circumstances, the Panel finds NEO’s contention that it sought to mitigate damages by discontinuing all use of the Licensed Technology to be a practical course of action. Thus,

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since there were no sales of the Licensed Technology after January 2017, it reasonably follows that there was nothing for NEO to report. Accordingly, the Panel does not find that NEO breached the reporting requirements in MLA Section 3.7.

MLA Subsection 6.3.1 requires NEO to disclose to HDC “any and all improvements made by or on behalf of LICENSEE directly related to the Licensed Technology .. . .” HDC concedes that the MLA does not require that the disclosures be provided in writing. Delmonte 212:23-213:2. In addition, Mr. Delmonte, Dr. Albitar and Dr. Zhang each testified that during the collaboration, the Parties freely exchanged information at weekly or biweekly meetings and phone calls. Thus, absent evidence to the contrary, the Panel finds that HDC received frequent updates regarding NEO’s work on the Licensed Technology. Accordingly, the Panel agrees with NEO that the aforementioned meetings, and numerous other contacts, were sufficient to satisfy NEO’s obligations under MLA Subsection 6.3.1.

XI. Is NEO Liable for Attorneys’ Fees for Acting in Bad Faith?

HDC argues that it is entitled to attorneys’ fees as the prevailing party. The Parties both agree that under the American rule a party is generally not allowed to recover such fees absent a contractual or statutory entitlement. Furthermore, the Parties agree that the MLA does not provide for attorneys’ fees and that no statutory entitlement to such fees exists.

Nonetheless, HDC submits that an award of attorneys’ fees is justified for two reasons. First, HDC cites Florida Rule of Civil Procedure 1.442 as a basis for an award. Putting aside whether HDC has met the requirements of that rule, the fact remains that, procedurally, this arbitration is governed by the AAA’s Commercial Arbitration Rules, not the rules for Florida court proceedings. AAA Rule R-46(d)(ii) states that an award by the Arbitrators may include “an award of attorneys’ fees if all parties have requested such an award or it is authorized by law or

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their arbitration agreement.” Here, only HDC has requested attorneys’ fees and an award is not “authorized by law or their arbitration agreement.”

Second, and more importantly, HDC argues that attorneys’ fees are justified because of NEO’s bad faith on account of its pre- and post-litigation conduct, including the various litigation defenses interposed by NEO. The Panel rejects this argument for multiple reasons.

As a preliminary matter, we note that awarding attorneys’ fees for bad faith conduct is extremely rare, “reserved for those cases where a party acts in bad faith, vexatiously, wantonly, or for oppressive reasons.” Bitterman v. Bitterman, 714 So.2d 356, 365 (Fla. 1998).

Alleged Pre-Litigation Bad Faith. HDC’s argument that NEO engaged in bad faith prior to this litigation relates entirely to NEO’s performance (or lack thereof) under the MLA. Indeed, many of the allegations regarding NEO’s alleged pre-litigation misconduct (e.g., NEO’s failure to use best efforts to commercialize SVM-FISH, SmartFlow and NeoLab Prostate) have been rejected by the Panel. But, more importantly, the extremely narrow “bad faith” exception to the award of attorneys’ fees applies to abusive behavior during the litigation, not to NEO’s alleged performance under the MLA. For these reasons, the Panel rejects HDC’s argument that NEO’s pre-litigation behavior is grounds for any award of attorneys’ fees.

Alleged Post-Litigation Bad Faith. Next, HDC argues that NEO exhibited bad faith during the litigation, including the filing of various allegedly groundless defenses, justifying an award of attorneys’ fees. As for NEO’s actions during the litigation, we find no basis for HDC’s claim of bad faith. NEO’s counsel was only fulfilling his obligation to advocate zealously for his client. While some actions may have been a bit over-zealous (e.g., the over-designation of Attorneys Eyes Only documents) and some allegations have lacked key factual predicates (e.g.,

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claims of breach of confidentiality), we do not believe that this rises to the level of “bad faith” justifying the extremely rare award of attorneys’ fee.

NEO’s Defenses. Before discussing whether NEO’s defenses constitute post-litigation bad faith, we first must decide whether such defenses have been proven. We address only those defenses that NEO has argued in its post-hearing briefs. All other defenses are denied, as no supporting evidence has been submitted by NEO.

1. Recoupment. NEO argues that HDC misrepresented the state of HDC’stechnology. While NEO might be justified in claiming that HDC underestimated the time to commercialize products, this hardly constitutes a material misrepresentation and, at most, is mere puffery. Indeed, NEO – a sophisticated company with sufficient resources to evaluate any claims made – conducted appropriate due diligence before executing the MLA. The testimony is clear that NEO’s primary interest was acquiring the services of Dr. Albitar and was well aware that it was necessary to license HDC Technology to achieve this goal.

Under these circumstances, NEO’s recoupment defense fails.

2. Waiver. NEO argues that HDC “waived” its right to damages under Section 10.2 of the MLA. This is really not a waiver defense, but merely a question of contract interpretation. The Panel, as noted above, does agree that substitute use is nothing more than another, perhaps creative, way of seeking lost profits and consequential damages, which are prohibited under the MLA. Accordingly, the Panel, while rejecting the defense of waiver, agrees that the limitations under Section 10.2 are enforceable and support a denial of damages arising from alleged substitute use.

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3. Laches. NEO next argues that HDC waited too long to assert its claims. The Panel rejects this argument. The evidence is clear that HDC was abundantly patient with NEO, worked closely with NEO to commercialize HDC technology and hardly “sat on its rights” to the detriment of NEO. The applicable statute of limitations, not the equitable defense of laches, governs the timeliness of HDC’s claims.

4. Estoppel. The Panel has had a difficult time understanding NEO’s estoppel defense. Suffice to say that no facts were presented in support of the defense. Moreover, NEO has failed to show that termination of its exclusive license and termination of the MLA would cause it any harm since NEO has argued that the HDC Technology was of little value, did not work and was not used by NEO.

5. Ratification. NEO argues that HDC has implicitly modified the Agreement by affirming and taking the benefits of the MLA. NEO, however, points to no real benefits after the MLA was signed – no milestone or royalty payments were ever made. More importantly, Section 13.8 of the MLA specifically prohibits modifications unless they are in writing and signed by the parties.

The Arbitration Panel has determined that NEO’s defenses are typical “garden variety” defenses that hardly rise to the level of bad faith required for an award of attorneys’ fees.

In conclusion, the Panel, while rejecting many of NEO’s (as well as HDC’s) legal arguments, finds no justification for awarding attorneys’ fees to HDC.

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XII. Is the MLA Terminated Upon Conclusion of Arbitration?

The Panel next addresses the issue of whether the MLA is terminated upon conclusion of this arbitration proceeding. The relevant provision of the MLA, Section 8.3, is set forth in Section IV of this Final Award and will not be repeated here.

On October 3, 2016, HDC terminated the MLA in a letter from Kevin Kowbel, Chairman and Chief Executive Officer of HDC, to Douglas VanOort, Chairman and Chief Executive Officer of NEO. Ex. 186. That letter alleges that (ii) NEO had not developed nor did it have a first commercial use of a single royalty-generating Licensed Product during the Development Term or thereafter; (ii) NEO had not provided HDC with a single progress, operating, planning or royalty report; (iii) NEO had not communicated or committed to HDC that it would commercially launch a royalty-generating Licensed Product pursuant to the Agreement; and (iv) NEO had begun to use a Flow Cytometry System, which is based on HDC technology and refused to pay royalties for its use. In addition, HDC demanded that NEO prepare and submit to HDC a written operating report as required in Section 3.7 of the MLA which sets forth every use of any kind of the Licensed Products from January 6, 2012 through the date of the October 3, 2016 notice.

Under Section 8.3, NEO had sixty (60) calendar days to address the alleged material breaches identified by HDC. Under Article 12, entitled “DISPUTE RESOLUTION,” a party shall provide written notice of a dispute. Written notice triggers two potential paths for addressing the dispute. Under Section 12.1, Subsection (1)(b), the arties shall meet and exchange information within thirty (30) days after the written notice. Alternatively, under Section 12.1, Subsection (2), entitled “Mediation,” a party may initiate mediation (assuming certain events occur) also within thirty (30) days after notice. That mediation shall occur within

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thirty (30) days after the date of notice initiating mediation. The sixty (60) day “notice period” appearing in Article 12 is the maximum time provided under Section 12.2 to serve notice and conduct a mediation. Once the sixty (60) day period expires, the Parties further agreed under the MLA that HDC shall not terminate the MLA until conclusion of the mediation or arbitration and only if an agreement to resolve a material default has not been reached as a result of such mediation or arbitration.

The Panel finds that NEO has failed to cure (and/or at this point cannot cure) one or more of the disputes identified by HDC in its October 3, 2016 termination letter including, but not limited to, the failure to meet its obligations to use best efforts. Thus, effective immediately, the Panel holds that the MLA is terminated with the exception of the obligations expressly stated in Section 8.2.

XIII. HDC’s Damages

Based on the foregoing, the Panel has determined HDC’s damages as follows with respect to the NEO products at issue:

SmartFlow. The Arbitrators have concluded that (i) SmartFlow does infringe a Valid Patent Claim as defined in Section 1.21 of the MLA, and (ii) internal use by NEO is subject to Milestone and Royalty payments. HDC has submitted evidence that NEO generated cumulative revenue totaling $7,617,266 in direct use. Under Section 3.3 of the MLA, therefore, HDC is awarded $1,500,000 in Milestone payments (three payments of $500,000 each for reaching cumulative revenue of $2,000,000, $4,000,000 and $6,000,000). HDC’s remaining claim for damages in connection with SmartFlow is based on the theory of substitute use. As previously

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noted, however, the Panel declines to allow damages for substitute use or for Combination Use based solely on substitute use.

NeoLab Prostate. The Panel has concluded that NeoLab Prostate does not infringe a Valid Patent Claim. Accordingly, the Panel does not award any damages with respect to this product

SVM-CYTO. As discussed in Section VII above, the Arbitration Panel has concluded that NEO failed to use its best efforts with respect to the development and commercialization of SVM-CYTO.7 HDC’s alleged damages are for substitute use and combination uses based on substitute use. The Panel has declined to allow damages for substitute use (including Combination Use based solely on substitute use) since such damages are precluded by the limitation provision in MLA Section 10.3. The Panel, however, has concluded that HDC did in fact suffer direct damages caused by the diminution in its assets on account of NEO’s failure to exercise best efforts. A reasonable and fair computation for such diminution in assets would be a portion of revenue NEO derived from use of third-party sublicensed software to perform SVM-CYTO functionality, after deduction of commercialization costs. Total revenue derived from performing such functionality is $33,998,72. The Panel has determined that, because NEO failed to meet its best efforts obligations, HDC’s technology was diminished in value in an amount equal to roughly 15% of the revenue NEO derived from

7 The Panel has determined otherwise with respect to SVM-FISH, SmartFlow and NeoLab Prostate. See Section VII above.

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performing SVM-CYTO functionality using third party software, or $5,100,000

($33,988,272 x 15% = $5,100,000 rounded).

FISH. The Panel has concluded that HDC failed to carry its burden of proof that NEO failed to exercise best efforts or comply with the covenant of good faith and fair dealings. Accordingly, no damages are awarded to HDC with respect to FISH.

Finally, the arbitration provision in Section 12.2 of the MLA states that compensation and expenses of not only the Arbitrators, but also the arbitration itself, shall be borne equally by the Parties. The AAA has calculated the amount of compensation and expenses of the Arbitrators collectively paid by the Parties, as well as the amount in AAA filing fees and AAA administrative and related fees collectively paid by the Parties and determined that HDC is entitled to be reimbursed a total of $8,694.48 from NEO.

XIV. Declaratory Judgment Issue in Favor of NEO

NEO seeks a declaratory judgment that (i) there were insufficient grounds for termination of the MLA, (ii) HDC could not terminate the MLA before completing the agreed arbitration process, and (iii) NEO is the sole owner of SmartFlow. The Panel declines to issue the requested declaratory judgment.

Declaratory Judgment that there were insufficient grounds for termination of the MLA. The Panel finds that sufficient grounds existed on October 3, 2016 for termination of the MLA.

Declaratory Judgment that HDC cannot terminate the MLA before completing the agreed arbitration process. Section 8.3 expressly provides that “[L]ICENSOR agrees that it will not terminate this Agreement for such material

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default until such time as the mediation or arbitration has been concluded and only if an agreement to resolve such material default has not been reached as a result of such mediation or arbitration.” The Panel finds HDC had agreed not to terminate the MLA until conclusion of the dispute resolution provisions recited in Article 12 of the MLA. As a result, the Panel also finds that the HDC’s attempt to immediately terminate the MLA in January, 2017 is unenforceable and the MLA, including all rights and obligations of the Parties, remained in full force and effect from the initial notice letter of October 3, 2016 to conclusion of this arbitration.

Declaratory Judgment that NEO is sole owner of SmartFlow. Under Subsections 6.3.4 and 6.3.5 of the MLA, NEO owns all improvements to the Licensed Technology (including Flow Cytometry) developed solely by NEO or jointly with HDC. But ownership of the underlying Licensed Technology – stripped of any Licensee Improvements – still resides with HDC. The Panel has previously determined that SmartFlow infringes a Valid Patent Claim (see Section V, supra). Furthermore, because the Panel has ruled that the MLA is now terminated, all of NEO’s rights to the Licensed Technology, including those underlying SmartFlow, have also terminated. NEO’s only ownership interest in SmartFlow is Licensee Improvements and Jointly Developed Improvements to Flow Cytometry that are embedded in SmartFlow, not the underlying Flow Cytometry technology originally licensed to NEO, nor Licensor Improvements.

XV. Should an Injunction Issue in Favor of NEO?

The Panel has determined in Sections XII and XIV above, that the MLA is terminated and all Licensed Technology reverts to HDC. NEO recognizes that upon the MLA’s termination

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“HDC will be free to disclose the Licensed Technology to whomever it sees fit.” NEO Post- Hearing Brief at 81. NEO also correctly notes that “all NEO improvements and joint NEO-HDC improvements are owned by NEO.” Id. NEO, however, seeks an injunction to prevent HDC from disclosing or licensing NEO’s improvements to the Licensed Technology. The Panel declines to issue such an injunction, not because HDC has any ownership interest in NEO or joint improvement (it does not), but because HDC has given no indication that it (i) claims ownership or intends to license such improvements, or (ii) will disclose confidential elements of the improvements. Accordingly, no injunction is warranted, as both Claimant and Respondent fully understand each party’s respective rights and obligations related to the underlying Licensed Technology and the improvements thereto upon termination of the MLA.

XVI. Is HDC Liable for Tortious Interference?

NEO argues that HDC is liable for tortuously interfering with NEO’s advantageous business relationship with Dr. Albitar. The Panel is unconvinced that NEO has proven that HDC engaged in an intentional, unjustified interference with Dr. Albitar’s relationship with NEO. There is no evidence that HDC intended to interfere in any way with Dr. Albitar’s responsibilities to and relationship with NEO. In fact, HDC was merely assisting in commercializing the Licensed Technology and NEO’s improvements – something HDC believed NEO failed to accomplish – by soliciting the participation of Dr. Albitar. Nor has NEO proven that HDC, either directly or through Dr. Albitar, disclosed any NEO confidential information. Instead, NEO made vague accusations of confidential disclosure without identifying precisely what was disclosed and whether the information disclosed was in fact confidential.

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Even assuming that HDC engaged in interference, NEO has failed to prove that it suffered any damages. The evidence is clear that Dr. Albitar was essentially “out the door” and hardly maintained any advantageous relationship with NEO during the relevant time period.

For these reasons, NEO fails in its claim of tortious interference.

XVII. Is HDC Liable for Civil Conspiracy?

NEO alleges that HDC conspired with Dr. Albitar to commit constructive fraud. More specifically, NEO argues that HDC conspired with Dr. Albitar to “poach NEO’s intellectual property and market it to competitors” and “to take advantage of Albitar’s confidential and fiduciary relationship with NEO.” NEO Post-Hearing Brief at 89. NEO also contends that the conspiracy destroyed the working relationship between NEO and Dr. Albitar.

The Panel is unconvinced that NEO has made a case for conspiracy to commit fraud. No credible evidence was presented that any intellectual property was “poached” or transferred to any third party, much less a NEO competitor. At most, HDC – with and without the input of Dr. Albitar – was trying to commercialize the technology when it had concluded that NEO was failing to fulfill its obligation to do so. The Panel agrees with HDC that NEO did not have the right to restrain HDC from discussing its technology in accordance with the MLA. Finally, as discussed in Section XVI above, the evidence does not support NEO’s contention that HDC destroyed the working relationship between NEO and Dr. Albitar. Dr. Albitar’s testified that his working relationship with NEO was already frayed and his reason for leaving had nothing to do with HDC.

Accordingly, the Panel rejects NEO’s civil conspiracy claim.

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XVIII. Is HDC Liable for Deceptive/Unfair Trade Practices?

NEO further contends that HDC is liable for violating Florida’s Deceptive and Unfair Trade Practices Act, Fla. Stat. §501.201 et seq. (“FDUTPA” or “Act”). FDUTPA, however, was enacted to protect primarily consumers, not sophisticated business entities like NEO. While the Act has been amended to allow a broader base of complainants, none of HDC’s alleged actions rise to the level of deception and unfair dealing required by the Act. Additionally, even assuming NEO is within the protected class of consumers and persons encompassed by FDUTPA, the Panel’s rationale for rejecting NEO’s tortious interference and conspiracy/constructive fraud claims, applies equally to NEO’s claims under FDUTPA.

XIX. DC Liable for Breach of Confidentiality?

NEO makes the broad accusation that HDC – either directly, or indirectly through Dr. Albitar – disclosed NEO confidential information: (i) “Albitar started supplying HDC with confidential information regarding the Licensed Technology,” NEO Post-Hearing Brief at 83, (ii) “Albitar provided HDC with plentiful confidential information,” id. at 84, and (iii) “Albitar provided HDC with confidential information regarding FlowAnalyst, Flow Cytometry, FlowAnalyzer and NeoLab Prostate,” that “HDC used to market the Licensed technology in China and other countries,” id. In its footnote generally referencing “confidential flow cytometry files,” id. at fn. 266, NEO also fails to identify any specific NEO confidential information that was disclosed. Equally important is the fact that NEO has failed to quantify what damages, if any, it suffered because of whatever disclosures – confidential or otherwise – HDC might have made. Accordingly, the Arbitration Panel rejects NEO’s claim that HDC breached its confidentiality obligations.

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XX. Is NEO Entitled to any Damages?

Because the Panel has rejected NEO’s counterclaims, NEO is not entitled to any damages.

XXII. Conclusion

Based on the foregoing, the Arbitration Panel concludes as follows:

1.  Effective immediately, the MLA is terminated.

2.  HDC is awarded $1,500,000 based on the Panel’s conclusion that SmartFlow infringes a Valid Patent Claim and internal use by NEO is subject to Milestone and Royalty payments.

3.  HDC is awarded $5,100,000 based on the Panel’s conclusion that NEO failed to use its best efforts with respect to the development and commercialization of SVM-CYTO.

4. Pursuant to Section 12.2 of the MLA, NEO shall reimburse HDC $8,694.48.

5. As discussed in this Final Award, all other claims by HDC are hereby denied.

6. NEO’s request for a Declaratory Judgment is denied.

7. NEO’s counterclaims are denied.

8.  All other claims, counterclaims, defenses, requests for relief, to the extent not specifically addressed in this Final Award are hereby denied.

9. This Award may be executed in any number of counterparts, each of which shall be deemed an original, and all of which shall constitute together one and the same instrument.

SO ORDERED

Date: April 24, 2019

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